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                                                                    Exhibit 99.1


News Release
For Immediate Release
April 23, 1997

Contact:  Monica Williamson
Phoenix Network Investor Relations
(800) 448-0804


      PHOENIX NETWORK ANNOUNCES PROPOSED MERGER WITH US ONE COMMUNICATIONS CORP.

APRIL 23, 1997--GOLDEN, CO--Phoenix Network, Inc. (AMEX: PHX) announced today that it has entered into a letter of intent to merge with US ONE Communications Corp., a Dallas, Texas based CLEC (competitive local exchange carrier) which owns and operates a national network of Lucent 5ESS-2000 switches capable of both local dialtone and long distance telephone services. The transaction will be a stock for stock exchange, treated as a merger of equals, whereby Phoenix Network, the surviving entity, will distribute approximately 37,500,000 newly issued shares to the shareholders of US ONE. The companies intend to sign a definitive agreement within 30 days and close within 120 days, subject to definitive documentation, appropriate due diligence reviews, the approval of the Board of Directors of both companies, as well as shareholder, SEC, and regulatory approvals.

US ONE, which began operations in 1994, has designed and deployed what is considered to be one of the most advanced telecommunications infrastructures in the country. The US ONE network is based upon 14 Lucent 5ESS-2000 switches utilizing custom applications of Advanced Intelligent Network (AIN) software and is currently capable of switching 1+, 800, and dedicated services, in
combination with local dialtone.   The switches are located in New York City,
Chicago, Los Angeles, Boston, Washington D.C., Atlanta, Tampa, Columbus, Minneapolis, Kansas City, Dallas, Denver, San Francisco, and Seattle.

US ONE began handling long distance carrier traffic in August, 1996, and Phoenix Network has already successfully converted more than 5% of its traffic to the US ONE network. US ONE is currently completing the initial build-out of its first CLEC operation in New York City, with comprehensive customer field tests of its unbundled local loop dialtone strategy now underway, and scheduled to be completed in June. Additional major cities are scheduled for CLEC roll-out in 1998.

Commenting on the merger, Wallace M. Hammond, President and CEO of Phoenix Network said, "This is truly a case where the whole is far greater than the sum of the parts. In addition to the significant value which US ONE has built with its national switching network, we believe

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News Release
Phoenix Network Announces Merger with US ONE, April 23, 1997
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that US ONE has a competitive advantage over most of its CLEC competitors in
New York, having already negotiated a favorable interconnection agreement with NYNEX and having secured a fiber ring in the city through its partnership with National Fiber Network. Complementing US ONE's network infrastructure, Phoenix Network brings significant volumes of uncommitted long distance traffic, an accomplished retail sales distribution network, an entree into the wholesale market in selling to other resellers, and proven expertise in the acquisition of other resellers.

Additionally, the new entity will be able to take full advantage of Phoenix's favorable contractual relationship with Comdisco, whereby Phoenix is able to buy private line service at a significant discount to the market. The combined entity expects to use Comdisco as its primary vendor for switch interconnection."

Hammond continued, "As the Telecom Act takes shape and its repercussions are made known, success, in this business, will be predicated on a number of key ingredients--controlling a network, having sufficient uncommitted minutes, and being able to sell, bill, and provide customer service for bundled local and long distance traffic. With this merger, we believe that we are well on our way to accomplishing all of the above."

The combined companies will be based in Golden, Colorado with Hammond serving as the CEO immediately following the merger. Hammond continued, "We are thrilled that the US ONE Board of Directors has confidence in Phoenix's management team and its strategic direction that it would accept an all stock offer in light of other potentially attractive opportunities."

US ONE is a privately-held company which has attracted a significant following from institutional investors including Willis Stein & Partners, Fleet Equity Partners, Burr, Egan, Deleage & Co., Southern Farm Bureau Casualty, and Irby Construction Co. In total, institutional investors have invested more than $60 million of the total of $74 million of equity. US ONE has been seeking investors or strategic partners to complete the build-out of its national switching and CLEC facilities. The combined entity will seek additional capital in order to accomplish its strategic plan, accelerate the CLEC build-out, and expand the national switching network.

US ONE founder, CEO and Chairman of the Board, James H. Sturges commented, "I am convinced that substantial synergies will result from this merger. US ONE has the network and the expertise to reduce the costs of Phoenix's network operations. The new Phoenix will be one of the first carriers capable of combining both local and long distance service over its own network. We also believe that Phoenix will have the ability to make acquisitions and grow revenue in order to further exploit these advantages. With its multi-purpose switches and networking capabilities installed in major cities throughout the U.S., the new company will be significantly ahead of most of its competitors."



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News Release
Phoenix Network Announces Merger with US ONE, April 23, 1997
Page three

On Thursday April 24th at 9:00 A.M. Mountain time, Phoenix Network and US ONE will be holding a joint conference call to discuss the merger. Interested parties can participate by calling 201-628-6885. In addition, a recorded version of the call can be accessed for the 24 hours following the call by dialing the same number.

Phoenix Network is an inter-exchange carrier (IXC) which, in addition to its core long distance products and services, offers Internet access, enhanced fax services, international call-back, conference calling, travel cards, debit cards, custom invoices, management reports, and a variety of other products and services. Phoenix Network's World Wide Web address is
<http://www.phoenixnet.com>.

US ONE Communications Corp. is a national value-added telecommunications service company built to capitalize on the trend toward increasing competition in the telecommunications industry. US ONE's service offerings include Carrier Controlled Switching (CCS), exchange access service and, in the near future, wholesale and retail local dialtone.

This release contains forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by Phoenix Network, Inc. with the U.S. Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q and registration statements on Forms S-3 and S-4, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.




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